Exhibit 99.1

 ECD Announces Independent Auditors Have Declined to Stand for Reelection;
    No Disagreements with Auditors on Accounting Principles or Practices

Rochester Hills, Mich., Nov. 1, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) today announced that on October 29, 2003, ECD was advised orally by its independent auditors, Deloitte & Touche LLP (Deloitte), that Deloitte declined to stand for reelection as ECD's independent auditors. On October 30, 2003, ECD received a letter from Deloitte confirming that the "client-auditor relationship between Energy Conversion Devices, Inc. (Commission File No. 1-8403) and Deloitte & Touche LLP has ceased."

In connection with the audits of ECD's two most recent fiscal years ended June 30, 2002 and 2003 and for the period July 1, 2003 through October 30, 2003, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on ECD's consolidated financial statements.

ECD has had a close working relationship with Deloitte or its predecessors over the past 35 years since their engagement in 1968 as ECD's independent auditors. The cessation of the client-auditor relationship between ECD and Deloitte was not recommended or approved by ECD's Board of Directors, or by the Audit Committee of ECD's Board of Directors.

ECD's Audit Committee has begun the process of conducting its search for and interviewing new independent auditors.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics

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designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contact:
Ghazaleh Koefod
248.293.0440
investor.relations@ovonic.com